Tamboran Resources Corporation ARBN 672 879 024 Tower One, International Towers Suite 1, Level 39, 100 Barangaroo Avenue, Barangaroo NSW 2000, Australia +61 2 8330 6626 www.tamboran.com Appointment of Mr. Jeff Bellman as new Non-Executive Director Highlights • Tamboran Resource Corporation has appointed Mr. Jeff Bellman as Non-Executive Directors to its Board, effective May 2, 2025. • Mr. Bellman brings a 33-year track record in the investment management industry, with a specific focus on analysing and investing in the global public oil and gas sector. • Throughout his career, Mr. Bellman has managed equity portfolios across a wide spectrum of market capitalizations and cultivated strong relationships with management teams across multiple energy cycles. • The Tamboran Board has also appointed Mr. Bellman to the Audit & Risk and Sustainability Committees. Tamboran Resources Corporation Chairman, Mr. Dick Stoneburner, Said: “We are delighted to welcome Jeff at this important phase in the business, as we move towards first production from our Beetaloo Basin assets. His background will enhance our Board’s capabilities in supporting the financing of our phased asset commercialization. “We look forward to welcoming Jeff to Tamboran’s Board.” Mr. Jeff Bellman Mr. Bellman brings a 33-year track record in the investment management industry, with a specific focus on analyzing and investing in the global public oil and gas sector. Throughout his career, he has managed equity portfolios across a wide spectrum of market capitalizations and cultivated strong relationships with management teams across multiple energy cycles. ANNOUNCEMENT May 5, 2025 Tamboran Resources Corporation (NYSE: TBN, ASX: TBN)

2 Mr. Bellman’s recent experience includes twelve years as a Managing Director within the equities and fixed income group at Nuveen Investments, a TIAA-CREF Company (Nuveen). Mr. Bellman holds a Bachelor of Arts and a Master in Business Administration from the University of Chicago. This announcement was approved and authorized for release by Tamboran Resources Corporation’s Board of Directors. Investor enquiries: Chris Morbey, Vice President – Corporate Development and Investor Relations +61 2 8330 6626 Investors@tamboran.com Media enquiries: +61 2 8330 6626 Media@tamboran.com About Tamboran Resources Corporation Tamboran Resources Corporation, (“Tamboran” or the “Company”), through its subsidiaries, is the largest acreage holder and operator with approximately 1.9 million net prospective acres in the Beetaloo Sub- basin within the Greater McArthur Basin in the Northern Territory of Australia. Tamboran’s key assets include a 38.75% working interest and operatorship in EPs 98, 117 and 76, a 100% working interest and operatorship in EP 136 and a 25% non-operated working interest in EP 161, which are all located in the Beetaloo Basin. The Company has also secured ~420 acres (170 hectares) of land at the Middle Arm Sustainable Development Precinct in Darwin, the location of Tamboran’s proposed NTLNG project. Pre-FEED activities are being undertaken by Bechtel Corporation.